Exhibit 99.1

Nasdaq, Inc. Announces $325 Million Accelerated Stock Repurchase Program

NEW YORK, January 26, 2022 — Nasdaq, Inc. (the “Company”) (Nasdaq: NDAQ) today announced that it has entered into an accelerated stock repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC (“Goldman Sachs”), to repurchase $325 million of the Company’s common stock. The ASR was entered into pursuant to the Company’s share repurchase program, under which $784 million remained available as of January 25, 2022.

“The accelerated share repurchase demonstrates the continued strength of our balance sheet, the extremely cash-generative nature of our business, and consistent execution of our capital plan, which includes our commitment to return capital to shareholders,” said Ann Dennison, Executive Vice President and Chief Financial Officer, Nasdaq. “This action follows Nasdaq’s return of $1.3 billion to investors in 2021, reflecting $943 million in share repurchases and $350 million in dividends.”

Under the ASR agreement, the Company will make an initial payment of $325 million to Goldman Sachs and will receive an initial delivery of approximately 1,533,923 shares of the Company’s common stock on January 27, 2022. The final number of shares to be repurchased will be based on the volume-weighted average price of the Company’s common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms of the ASR. The final settlement of the ASR is expected to be completed in the first quarter of 2022.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. These statements include, but are not limited to, statements about the expected completion date of the ASR and the number of shares of common stock that will be initially delivered to the Company under the ASR. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Its diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence.

Nasdaq Media Relations Contact:

Will Briganti

+1 646 964 8169

william.briganti@nasdaq.com

Nasdaq Investor Relations Contact:

Ed Ditmire, CFA

+1 212 401 8737

ed.ditmire@nasdaq.com

-NDAQF-

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